ARTICLES OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION OF
                          AMERICAN QUANTUM CYCLES, INC.

         Pursuant to Section 607.10025 of the Business Corporation Act of the State of Florida, the undersigned President of American Quantum Cycles, Inc. ("Corporation"), a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida adopts the following Articles of Amendment to its Articles of Incorporation.

         1. The name of the corporation is AMERICAN QUANTUM CYCLES, INC., Charter #J05073, filed on March 20, 1986.

         2. The following Amendments to the Articles of Incorporation were adopted by all of the directors of the Corporations by unanimous written consent effective as of May 21, 1999, in the manner prescribed by the Florida Business Corporation Act. Shareholder consent of the following amendments to the Articles of Incorporation was not required pursuant to ss.607.10025 of the Florida Business Corporation Act:

                  (a) The First paragraph of Article IV of the Corporation's Articles of Incorporation shall be and hereby is amended and restated to read in its entirety as follows:

                                   ARTICLE IV

                  The maximum number of shares of common stock that this Corporation is authorized to issue and have outstanding at any one time shall be 12,500,000 shares of common stock having a par value of $.001 per share (the "Common Stock") and Two Million Five Hundred Thousand (2,500,000) shares of preferred stock having a par value of $.001 per share (the "Preferred Stock"). Series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given. On the date of filing of these Articles of Amendment which the Secretary of State of the State of Florida, every four (4) issued and outstanding shares of the Corporation's previously authorized common stock, par value $.001 per share (the "Old Common Stock") shall thereby and thereupon be reclassified and converted into one (1) validly issued, fully paid and nonassessable share of Common Stock (the "New Common Stock").

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                  Each certificate that theretofore represented shares of Old
Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of stock certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled, except that no fractional shares resulting from the combination shall be issued, any such fractional share to be converted to the right of the holder thereof to receive one share of New Common Stock.

         3. The herein amended Articles of Incorporation of the Corporation do not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not result in the percentage of authorized shares that remain unissued after the combination exceeding the percentage of authorized shares that were unissued before the combination.

         4. This Certificate of Amendment shall be effective as of 7:00 a.m., Miami, Florida, time, on June 3, 1999.



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         IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer and Director of the Corporation, has executed these Articles of Amendment to the Articles of Incorporation of American Quantum Cycles, Inc., as of this 25 day of May 1999.



                                         AMERICAN QUANTUM CYCLES, INC.,
                                         a Florida Corporation


                                         By:___________________________
                                         Richard Hagen,  Chief Executive Officer
                                         and Director





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